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                                                                    Exhibit 23.4

                         INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Registration Statement of Nextel Communications, Inc. on Form S-3 of our report dated March 7, 2003 (which expresses an unqualified opinion and includes explanatory paragraphs referring to NII Holdings, Inc.'s reorganization under Chapter 11 of the United States Bankruptcy Code in 2002, the adoption of AICPA Statement of Position 90-7, "Financial Reporting for Entities in Reorganization Under the Bankrupcty Code," in 2002, the adoption of Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements," in 2000, the adoption of Statement of Financial Accounting Standards No. 142 "Goodwill and Other Intangible Assets," on January 1, 2002 and the adoption of Emerging Issues Task Force Issue 00-21, "Accounting for Revenue Arangements with Multiple Deliverables," on November 1, 2002), on the consolidated financial statements of NII Holdings, Inc. and subsidiaries appearing in the Annual Report on Form 10-K of Nextel Communications, Inc. for the year ended December 31, 2002 and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

McLean, Virginia
March 26, 2003